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                                                                    EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT


          Re:  Roadrunner Video Enterprises, Inc.
               75,000 Shares Convertible Preferred Stock
               Par Value ($10.00) Per Share
               1995 Series 12% Cumulative Convertible Preferred Stock

THE STOCK PURCHASE AGREEMENT is made as of the 30th day of June 1995.  THE

PARTIES HEREBY AGREE AS FOLLOWS:

1. DIVIDEND RIGHTS. Each share of 1995 Series Preferred is entitled to receive an annual dividend of 12% of the par value thereof, payable semi-annually, on the last day of December and June in each year commencing December 31, 1995. The dividends payable on the 1995 Series Preferred shall be cumulative from the date of issuance. So long as there are any accrued and unpaid dividends on shares of Preferred Stock, the Company shall not pay any dividends or make any Stock Payments (as defined) on the Common Stock or any class stock junior to the Preferred.

2. CONVERSION PRIVILEGE. Each share of the 1995 Series Preferred Stock is convertible on or before June 30, 2000 at the option of the holder into ten (10) shares of Common Stock, subject to certain anti-dilution adjustments.

3. PRE-EMPTIVE RIGHTS. Holders of the 1995 Series Preferred Stock have no pre-emptive or other preferential rights to subscribe to any class of the Company's capital stock, any rights, warrants or options to subscribe to any class of the Company's capital stock or any security convertible into a class of capital stock.

4. LIQUIDATION PREFERENCES. Upon any dissolution, liquidation or winding up of the Company, holders of the 1995 Series Preferred Stock and all other series of Preferred Stock will be entitled to receive an amount equal to the par value of the shares, plus all accrued and unpaid dividends before any amounts are allocated to holders of Common Stock or of any class of stock junior to the Preferred Stock.

5. VOTING RIGHTS. Each share of 1995 Series Preferred Stock is entitled to one vote on all corporate matters, including the election of directors. The holders of said shares vote as a single class with the holders of all other shares of Preferred Stock and with the holders of Common Stock. Holders of the 1995 Preferred Stock vote as a separate class on any matter which affects such class adversely and a two-thirds vote of the 1995 Preferred Stock is required for the approval of any such matter.

6.    REGISTRATION RIGHTS.

      6.1 DEFINITIONS. For purposes of this Section 6.

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                  (a) The terms "register", "registered" and "registration"
refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document:

                  (b) The term "Registered Securities" means any Registrable Securities which have been included in an effective Registration Statement pursuant to the terms hereof,

                  (c) The term "Registrable Securities" means the Common Stock issued or issuable upon conversion of outstanding shares of the 1995 Series Preferred Stock to be issued;

                  (d) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are Registrable Securities;

                   (e) The term "Holder" means any person owning or having the right to acquire Registrable Securities of the 1995 Series Preferred Stock or any assignee thereof.

            6.2    COMPANY REGISTRATION.

                   If at any time, the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities, the Company will propose to register the underlying Registrable Securities of the 75,000 shares of the 1995 Series Prefer-red Stock of the Holder. The Company shall, at such time, promptly give this Holder written notice of such registration.


            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:

   /s/  Terry W. Schneider                       /s/  James J. Leonard
- ----------------------------------               ------------------------
ROADRUNNER VIDEO ENTERPRISES, INC.               SELVAC CORPORATION
Terry W. Schneider, President                    James Leonard, President